------                                                       OMB APPROVAL
FORM 4                                                OMB NUMBER: 3235-0287
------                                                Expires: December 31, 2000
                                                      Estimated average burden
                                                      hours per response.....0.5

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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| 1. Name and Address of Reporting Person(1) | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
| Gore             Richard          D.       | Province Healthcare Company (PRMC)           |     Issuer (Check all applicable)    |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |  [ ] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [ ] Officer (give [X] Other (Specify|
|                                            |    Person, if an Entity |                    |              title           below)  |
|                                            |    (Voluntary)          |                    |              below)                  |
| 105 Westwood Place, Suite 400              |                         |     8/2001         |     Former Officer and Director      |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X] Form Filed by One              |
| Brentwood,         TN              37027   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   | Amount |(A) or|   Price   |                    |   (I)       |   ship   |
|                     |                   |       |      |        |(D)   |           |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |        |      |           |                    |             |   4)     |
|---------------------|-------------------|-------|------|--------|------|-----------|--------------------|-------------|----------|
| Common Stock        |   8/13/01         |  M    |      | 40,713 |  A   |  $25.063  |          0         |             |          |
|                     |                   |       |      |        |      | per share |                    |             |          |
|---------------------|-------------------|-------|------|--------|------|-----------|--------------------|-------------|----------|
| Common Stock        |   8/13/01         |  M    |      |   1    |  A   |  $9.50    |          0         |             |          |
|                     |                   |       |      |        |      | per share |                    |             |          |
|---------------------|-------------------|-------|------|--------|------|-----------|--------------------|-------------|----------|
| Common Stock        |   8/13/01         |  M    |      |  9,295 |  A   | $17.25    |          0         |             |          |
|                     |                   |       |      |        |      | per share |                    |             |          |
|---------------------|-------------------|-------|------|--------|------|-----------|--------------------|-------------|----------|
| Common Stock        |   8/13/01         |  S    |      | 27,728 |  D   | $35.00    |          0         |             |          |
|                     |                   |       |      |        |      | per share |                    |             |          |
|---------------------|-------------------|-------|------|--------|------|-----------|--------------------|-------------|----------|
| Common Stock        |   8/13/01         |  S    |      | 35,000 |  D   | $35.15    |          0         |             |          |
|                     |                   |       |      |        |      | per share |                    |             |          |
|---------------------|-------------------|-------|------|--------|------|-----------|--------------------|-------------|----------|
|                     |                   |       |      |        |      |           |                    |             |          |
|---------------------|-------------------|-------|------|--------|------|-----------|--------------------|-------------|----------|
|                     |                   |       |      |        |      |           |                    |             |          |
|---------------------|-------------------|-------|------|--------|------|-----------|--------------------|-------------|----------|
|                     |                   |       |      |        |      |           |                    |             |          |
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                                                                          (Over)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instructions
4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   or (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Employee Stock        |    $9.50     |  8/13/01 |  M  |    |       |   1    | 7/14/99| 7/14/09| Common |      1    |             |
| Options               |              |          |     |    |       |        |        |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Employee Stock        |  $25.0630    |  8/13/01 |  M  |    |       | 40,713 | 2/22/01| 2/22/10| Common |  40,713   |             |
| Options               |              |          |     |    |       |        |        |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Employee Stock        |   $17.25     |  8/13/01 |  M  |    |       |  9,295 |  5/3/01|  5/3/10| Common |   9,295   |             |
| Options               |              |          |     |    |       |        |        |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
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------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|         0           |                               |                      |
|---------------------|-------------------------------|----------------------|
|         0           |                               |                      |
|---------------------|-------------------------------|----------------------|
|         0           |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
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Explanation of Responses:

(1) Intentional misstatements or omissions of facts constitute Federal Criminal       /s/ Richard D. Gore                9/7/01
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             --------------------------------   ----------
                                                                                      Signature of Reporting Person(1)   Date

Note. File three copies of this form, one of which must be manually signed.                                              Page 2
      If space provided is insufficient, see Instruction 6 for procedure.
                            (Print or Type Responses)
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.